EXHIBIT 10.2

Award Recipient:	«First_Name» «Last»	Grant Date:

Dear «First_Name»:

Re:	Long-Term Executive Incentive Plan Award - Fiscal Year 2011

                    I am pleased to inform you that Spartan Stores, Inc. ("Spartan") has awarded to you the opportunity to earn cash incentive compensation under the Executive Incentive Plan of 2010 (the "Plan") for a multi-year performance period as described in this letter. Please note that this award is contingent upon the Plan's approval by Spartan's shareholders at the 2010 Annual Meeting. If the Plan is not approved, this award will automatically be canceled without compensation. By accepting this award, you agree that the award is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control. Capitalized terms not defined in this letter have the meanings given to them in the Plan.

          1.          Target Bonus Amount. Your threshold, target, and maximum Long-Term Incentive Bonus opportunity for the three-year period covering fiscal 2011, 2012 and 2013 will be communicated to you separately. As discussed in more detail below, your Long-Term Incentive Bonus, if any, will be paid if Spartan achieves at least the threshold levels of performance specified by the Compensation Committee for the applicable Performance Period and you satisfy the vesting requirements discussed in this letter.

          2.          Performance Measurement and Performance Period. The amount of the Long-Term Incentive Bonus paid to you will be determined by Spartan's performance with respect to two Performance Measurements: Earnings Per Share ("EPS") and Return on Invested Capital ("ROIC"). Sixty percent (60%) of your Long-Term Incentive Bonus will be determined by Spartan's EPS performance, and forty percent (40%) of your Long-Term Incentive Bonus will be determined by Spartan's ROIC performance, in each case during the Performance Period set forth on the following page:

Performance Measurement	Percentage of Long- Term Incentive Bonus	Performance Period	Vesting Period
EPS	60%	1 year (fiscal 2011)	2 years after completion of the Performance Period (paid after FYE 2013)
ROIC*	40%	2 years (fiscal 2011 and 2012)	1 year after completion of the Performance Period (paid after FYE 2013)

*Spartan defines ROIC as profit after tax, adjusted for asset impairment, exit costs and LIFO expense, divided by total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities).

          Your Long-Term Incentive Bonus will be calculated as follows:

(Target Bonus x 0.60) x (Percentage of EPS Target Achieved)
+	(Target Bonus x 0.40) x (Percentage of ROIC Target Achieved)
=	Long-Term Incentive Bonus

          3.          Performance Goals and Payouts. Your Long-Term Incentive Bonus will be determined according to the matrix presented below. The levels of performance for EPS and ROIC have been established by the Compensation Committee and will be communicated to you separately. No Long-Term Incentive Bonus will be paid unless Spartan achieves the threshold level of performance for at least one of the Performance Measurements.

Earnings Per Share

Performance		Payout
Level	% of EPS Goal	% of Target
--	<80%	0%
Threshold	80%	10%
--	90%	55%
Target	100%	100%
--	108%	150%
Maximum	≥116%	200%

ROIC

Performance		Payout
Level	% of ROIC GOAL	% of Target
--	<97.3%	0%
Threshold	97.3%	50%
--	98.7%	75%
Target	100%	100%
--	101.4%	150%
Maximum	≥ 102.7%	200%

                    If Spartan's actual performance achieved exceeds the threshold level and falls between specified levels, then the Compensation Committee may determine by interpolation the percentage of the Target Bonus that will be paid.

          4.          Vesting Period. Your Long-Term Incentive Bonus is designed to be earned and vested over a total period of three years. Each component of your Long-Term Incentive Bonus earned according to the matrix above, if any, will be subject to an additional vesting period during which you must remain employed by Spartan or one of its subsidiaries (unless the vesting period is terminated earlier in accordance with this letter and the Plan). For the EPS component, the vesting period is two (2) years following completion of the Performance Period, and for the ROIC component, the vesting period is one (1) year following completion of the Performance Period. Except as provided by the Plan and the terms of this letter, your Long-Term Incentive Bonus, even if earned, will be forfeited if your employment terminates prior to the expiration of the vesting.

          5.          Effect of Termination of Employment. Except as provided in this Section 5 and Section 6 below, if your employment with Spartan is terminated for any reason, you will forfeit any: (a) unearned Long-Term Incentive Bonus; (b) earned but unvested Long-Term Incentive Bonus; and (c) earned and vested but unpaid Long-Term Incentive Bonus. If your employment with Spartan terminates for retirement, death or total disability your eligibility for a Long-Term Incentive Bonus will be determined in accordance with the following table:

Reason for Termination	Timing of Termination
	More than 12 Months Remaining in Performance Period	Less than 12 Months remaining in Performance Period	After Performance Period, during vesting period
Death or Total Disability	Your Target Bonus will be paid on a pro-rata basis based on the number of full months you were employed during the 36 month total performance and vesting period.

Following the completion of the Performance Period, any earned Long-Term Incentive Bonus will be paid based on actual performance results on a pro-rata basis based on the number of full months you were employed during the 36 month total performance and vesting period.

Any earned Long-Term Incentive Bonus will be paid on a pro-rata basis according to the number of full months you were employed during the 36 month total performance and vesting period.
Retirement

Your Long-Term Incentive Bonus, if any, will be the amount you would have earned had you remained employed with Spartan for the Performance Period and the vesting period based on actual performance results, paid on a pro-rated basis for the number of full months you were employed during the combined 36 month performance and vesting period.

Your Long-Term Incentive Bonus, if any, will be the amount you would have earned had you remained employed with Spartan for the Performance Period and the vesting period based on actual performance results, paid on a pro-rated basis for the number of full months you were employed during the combined 36 month performance and vesting period.

Any earned Long-Term Incentive Bonus will be paid on a pro-rata basis according to the number of full months you were employed during the 36 month total performance and vesting period.

          6.          Change in Control.

          (a)          During Performance Period. Upon a Change in Control of Spartan Stores (as defined in the Spartan Stores, Inc. Supplemental Executive Retirement Plan) during the Performance Period, you will earn an Incentive Award equal to the greater of the Target Bonus or the projected Incentive Award based on the Company's performance as of the date of the Change in Control, to be paid on a pro-rata basis for the number of full months completed of the combined 36 month performance and vesting period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

          (b)          After Performance Period. Upon a Change in Control following the Performance Period, any earned but unvested Incentive Award will be payable in full upon the earliest to occur of the termination of your employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the Change in Control.

          7.          Executive Severance Agreement. The Long-Term Incentive Bonus opportunity described in this letter is not subject to the provisions of your Executive Severance Agreement with the Company. In the event of a Change in Control, your right to receive any portion of the Long-Term Incentive Bonus described in this letter will be governed exclusively by the terms and conditions of this letter, and you will not receive any additional payment for the Long-Term Incentive Bonus under your Executive Severance Agreement.

          8.          Annual Incentive Award. You will be separately notified of your eligibility to earn an annual incentive award for Fiscal 2011.

          9.          Compensation Committee Authority and Discretion. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors. The Committee may provide that any evaluation of performance may include or exclude special charges or extraordinary items. Although the Committee has authority to exercise reasonable discretion to interpret the Plan and the performance goals, it may not amend or waive any performance goal after the 90th day of the Performance Period. The Committee has no authority or discretion to increase any Long-Term Incentive Bonus.

          10.          Withholding. Spartan is entitled to withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Spartan), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to a Long-Term Incentive Bonus.

          11.          Miscellaneous.

                    (a)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (b)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (c)          This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

                    (d)          This letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

Dennis Eidson
President and Chief Executive Officer

Accepted and Agreed to:

«First_Name» «Last»

Date